Andrea Prochniak, Investors and Media 212.756.4542 andrea.prochniak@alliancebernstein.com

ALLIANCEBERNSTEIN HOLDING L.P. ANNOUNCES FOURTH QUARTER RESULTS
GAAP Diluted Net Income of $0.63 per Unit
Adjusted Diluted Net Income of $0.64 per Unit
Cash Distribution of $0.64 per Unit

New York, NY, February 13, 2019 - AllianceBernstein L.P. (“AB”) and AllianceBernstein Holding L.P. (“AB Holding”) (NYSE: AB) today reported financial and operating results for the quarter ended December 31, 2018.
"We continued to take steps to strengthen our strategic position and maintained strong underlying momentum across our business in 2018,” said Seth P. Bernstein, President and CEO of AllianceBernstein. "Our full year results reflect our sustained investment in active equities, which grew at an organic rate of nearly 8%, and the growth of our equities and alternatives services drove an improvement of 1% in our average fee rate. Through disciplined expense management, we added 140 basis points to our adjusted operating margin of 29.1%.”

(US $ Thousands except per Unit amounts)	4Q 2018	4Q 2017	4Q 2018 vs 4Q 2017 % Change	2018	2017	2018 vs 2017 % Change

U.S. GAAP Financial Measures
Net revenues	$804,660	$919,141	(12.5)%	$3,367,361	$3,298,521	2.1%
Operating income	$199,359	$283,035	(29.6)%	$825,314	$773,910	6.6%
Operating margin	25.0%	29.9%	(490 bps)	23.9%	21.7%	220 bps
AB Holding Diluted EPU	$0.63	$0.84	(25.0)%	$2.50	$2.19	14.2%

Adjusted Financial Measures (1)
Net revenues	$696,418	$772,565	(9.9)%	$2,925,604	$2,712,899	7.8%
Operating income	$204,227	$271,816	(24.9)%	$852,059	$750,118	13.6%
Operating margin	29.3%	35.2%	(590 bps)	29.1%	27.7%	140 bps
AB Holding Diluted EPU	$0.64	$0.84	(23.8)%	$2.67	$2.30	16.1%
AB Holding cash distribution per Unit	$0.64	$0.84	(23.8)%	$2.68	$2.30	16.5%

(US $ Billions)
Assets Under Management
Ending AUM	$516.4	$554.5	(6.9%)	$516.4	$554.5	(6.9%)
Average AUM	$532.5	$545.3	(2.3%)	$544.2	$518.0	5.1%

(1) The adjusted financial measures are all non-GAAP financial measures. See page 15 for reconciliations of GAAP Financial Results to Adjusted Financial Results and pages 16-17 for notes describing the adjustments.

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Bernstein continued: "By delivering differentiated return streams to our clients, we’ve been able to scale our offering and expand our presence in the most promising growth areas - even in challenging markets. In Retail, full year gross sales of $54.2 billion were our highest since 2012 and our most diverse in years: 25 AB funds across asset classes had more than $100 million in net flows in 2018. In Institutional, active equity gross sales of $7.3 billion were our highest since 2008 and net inflows of $4.4 billion translates to a 13% organic growth rate. And our $9.7 billion institutional pipeline at year-end reflects strong demand for our active equity and alternative services. In Private Wealth, full year net inflows were our best in more than a decade and asset retention levels remain well above the historical average. In our sell side business, we are excited to expand our leading research footprint through our impending acquisition of Autonomous Research.”
Bernstein concluded: "We’re proud of all we accomplished in 2018 - and well aware of the challenges we face today given the difficult markets at year end. Coming into 2019, our asset base is lower and the revenue outlook is uncertain. At the same time, we have the right strategy, diversified business, talent and global footprint to continue delivering for our clients - our primary goal in any market environment.“
The firm’s cash distribution per unit of $0.64 is payable on March 7, 2019, to holders of record of AB Holding Units at the close of business on February 25, 2019.
Market Performance
US and global equity and fixed income markets were mixed in the fourth quarter and for the full year. The S&P 500’s total return was (13.5)% in the fourth quarter and the MSCI EAFE Index’s total return was (12.5)%. For the full year, the S&P 500 returned (4.4)% and the MSCI EAFE returned (13.4)%. The Bloomberg Barclays US Aggregate Index returned 1.6% during the fourth quarter and the Bloomberg Barclays Global Aggregate ex US Index’s total return was 0.9%. For the full year, the Bloomberg Barclays US Aggregate Index’s total return was flat and the Bloomberg Barclays US Aggregate ex US Index returned (2.2)%.

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Assets Under Management ($ Billions)
Total assets under management as of December 31, 2018 were $516.4 billion, down $34.0 billion, or 6.2%, from September 30, 2018, and down $38.1 billion, or 6.9%, from December 31, 2017.

	Institutional	Retail	Private Wealth Management	Total
Assets Under Management 12/31/18	$246.3	$180.8	$89.3	$516.4
Net Flows for Three Months Ended 12/31/18:
Active	$0.8	$(1.2)	$(0.8)	$(1.2)
Passive	0.2	1.9	(0.1)	2.0
Total	$1.0	$0.7	$(0.9)	$0.8

Net Flows for Twelve Months Ended 12/31/18:
Active	$(9.8)	$0.4	$1.5	$(7.9)
Passive	(0.2)	(0.4)	0.4	(0.2)
Total	$(10.0)	$0.0	$1.9	$(8.1)

Total net inflows were $0.8 billion in the fourth quarter, versus net inflows of $1.3 billion in the third quarter, and net inflows of $4.2 billion in the prior year period. Total net outflows were $8.1 billion for the full year, versus net inflows of $13.2 billion in the prior year.
Institutional channel fourth quarter net inflows of $1.0 billion compared to net outflows of $0.2 billion in the third quarter. Institutional gross sales of $3.6 billion decreased 3% sequentially from $3.7 billion. Full year net outflows of $10.0 billion compared to net inflows of $3.6 billion in the prior year. Full year gross sales of $26.1 billion increased 95% from $13.4 billion in the prior year and included $10.1 billion of low-fee Customized Retirement Strategies fundings. The pipeline of awarded but unfunded Institutional mandates increased sequentially to $9.7 billion at December 31, 2018 from $7.9 billion at September 30, 2018.
Retail channel fourth quarter net inflows of $0.7 billion compared to net inflows of $1.2 billion in the third quarter. Retail gross sales of $15.0 billion increased 19% sequentially from $12.6 billion. Full year net flows were breakeven compared to net inflows of $8.9 billion in the prior year. Full year gross sales of $54.2 billion increased 1% from $53.8 billion in the prior year.
Private Wealth channel fourth quarter net outflows of $0.9 billion compared to net inflows of $0.3 billion in the third quarter. Private Wealth gross sales of $2.6 billion decreased 13% sequentially from $3.0 billion. Full year net inflows of $1.9 billion compared to net inflows of $0.7 billion in the prior year. Full year gross sales of $13.5 billion increased 17% from $11.5 billion in the prior year.

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Fourth Quarter and Full Year Financial Results
We are presenting both earnings information derived in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and non-GAAP, adjusted earnings information in this release. Management principally uses these non-GAAP financial measures in evaluating performance because we believe they present a clearer picture of our operating performance, and allow management to see long-term trends without the distortion caused by long-term incentive compensation-related mark-to-market adjustments, real estate consolidation charges/credits and other adjustment items. Similarly, we believe that this non-GAAP earnings information helps investors better understand the underlying trends in our results and, accordingly, provides a valuable perspective for investors. Please note, however, that these non-GAAP measures are provided in addition to, and not as substitutes for, any measures derived in accordance with US GAAP and they may not be comparable to non-GAAP measures presented by other companies. Management uses both US GAAP and non-GAAP measures in evaluating our financial performance. The non-GAAP measures alone may pose limitations because they do not include all of our revenues and expenses.
AB Holding is required to distribute all of its Available Cash Flow, as defined in the AB Holding Partnership Agreement, to its Unitholders (including the General Partner). Available Cash Flow typically is the adjusted diluted net income per unit for the quarter multiplied by the number of units outstanding at the end of the quarter. Management anticipates that Available Cash Flow will continue to be based on adjusted diluted net income per unit, unless management determines, with concurrence of the Board of Directors, that one or more adjustments that are made for adjusted net income should not be made with respect to the Available Cash Flow calculation.

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US GAAP Earnings
Revenues
Fourth quarter net revenues of $805 million decreased 13% from the fourth quarter of 2017. Lower performance-based fees and investment advisory base fees, investment losses compared to investment gains in the prior year period, and lower distribution revenues, Bernstein Research revenues and other revenues drove the decrease.
Full year 2018 net revenues of $3.4 billion increased 2% from $3.3 billion in 2017. Higher investment advisory base fees, performance-based fees and distribution revenues were partially offset by lower investment gains and Bernstein Research revenues.
Fourth quarter Bernstein Research revenues decreased 3% from the prior year period and full year Bernstein Research revenues decreased 2% due to a volume mix shift to lower fee electronic trading across all regions, partially offset by higher research payments due to the unbundling of services.
Expenses
Fourth quarter operating expenses of $605 million decreased 5% from the fourth quarter of 2017. Total employee compensation and benefits, general and administrative (“G&A”) and promotion and servicing expenses were all lower. Employee compensation and benefit expense decreased due to lower incentive compensation, partially offset by higher base compensation, fringes, commissions and other employment costs. Within G&A, more favorable foreign exchange translation and lower errors, portfolio servicing fees and occupancy expense were partially offset by higher professional fees and technology costs. Additionally, the company recorded a non-cash real estate charge of $0.7 million in the fourth quarter versus a $2.7 million non-cash real estate credit in the prior year period. Promotion and servicing expense declined due to lower distribution related payments, amortization of deferred sales commissions and trade execution costs, partially offset by higher marketing expense.
Full year 2018 operating expenses of $2.5 billion increased 1% from $2.5 billion in 2017. Higher total employee compensation and benefits and promotion and servicing expenses were partially offset by lower G&A expense. Employee compensation and benefits expense increased due to higher incentive compensation, commissions, base compensation, fringes and other employment costs. Promotion and servicing expense increased due to higher distribution related payments, marketing expense, trade execution costs and transfer fees, partially offset by lower amortization of deferred sales commissions and travel and entertainment expense. Within G&A, lower occupancy expense, portfolio servicing fees and errors and more favorable foreign exchange translation were partially offset by higher professional fees and technology costs. The company recorded non-cash real estate charges of $7.2 million in 2018 versus $36.7 million in 2017. Additionally, 2017 included $15.0 million of net non-recurring charges related to a $19.7 million future early termination outsourcing agreement payment that was partially offset by a $4.7 million value-added tax (VAT) refund credit.
Operating Income and Net Income Per Unit
Fourth quarter operating income of $199 million decreased 30% from $283 million in the fourth quarter of 2017 and the operating margin of 25.0% decreased 490 basis points from 29.9% in the fourth quarter of 2017. Full year operating income of $825 million increased 7% from $774 million in 2017 and the operating margin of 23.9% increased 220 basis points from 21.7% in 2017.
Fourth quarter diluted net income per Unit of $0.63 compared to $0.84 in the fourth quarter of 2017. Full year diluted net income per Unit of $2.50 compared to $2.19 in 2017.

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Non-GAAP Earnings
This section discusses our fourth quarter and full year 2018 non-GAAP financial results, compared to the fourth quarter and full year 2017. The phrases “adjusted net revenues”, “adjusted operating expenses”, “adjusted operating income”, “adjusted operating margin” and “adjusted diluted net income per Unit” are used in the following earnings discussion to identify non-GAAP information.
Revenues
Fourth quarter adjusted net revenues of $696 million decreased 10% from the fourth quarter of 2017. Lower performance-based fees and investment advisory base fees, investment losses versus flat investment performance in the prior year period, higher interest expense and lower Bernstein Research revenues drove the decline.
Full year adjusted net revenues of $2.9 billion increased 8% from $2.7 billion in 2017. Higher investment advisory base fees, performance-based fees and other revenues were partially offset by higher interest expense, lower Bernstein Research revenues and investment losses versus investment gains in the prior year.
Expenses
Fourth quarter adjusted operating expenses of $492 million were down 2% from the fourth quarter of 2017, driven by lower total employee compensation and benefits and G&A expenses, partially offset by higher promotion and servicing expense. Employee compensation and benefits expense decreased due to lower incentive compensation, partially offset by higher base compensation, fringes, commissions and other employment costs. Within G&A, lower portfolio servicing fees and errors and more favorable foreign exchange translation were partially offset by higher professional fees and technology costs. Promotion and servicing expense increased due to higher marketing expense.
Full year adjusted operating expenses of $2.1 billion increased 6% from $2.0 billion in 2017. Higher employee compensation and benefits and promotion and servicing expenses were partially offset by lower G&A expense. Employee compensation and benefits expense increased due to higher incentive compensation, commissions, base compensation, fringes and other employment costs. Promotion and servicing expense increased due to higher trade execution costs, marketing expense and transfer fees, partially offset by lower travel and entertainment expense. Within G&A, the prior year included $15 million in one-time expenses on a net basis. Additionally, lower occupancy expense, portfolio servicing fees and errors and more favorable foreign exchange translation were partially offset by higher professional fees and technology costs.
Operating Income, Margin and Net Income Per Unit
Fourth quarter adjusted operating income of $204 million decreased 25% from $272 million in the fourth quarter of 2017, and the adjusted operating margin of 29.3% decreased 590 basis points from 35.2%.
Full year adjusted operating income of $852 million increased 14% from $750 million in 2017, and the adjusted operating margin of 29.1% increased 140 basis points from 27.7%.
Fourth quarter adjusted diluted net income per Unit of $0.64 was down from $0.84 in the fourth quarter of 2017. Full year adjusted diluted net income per Unit of $2.67 was up from $2.30 in 2017.

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Headcount
As of December 31, 2018, we had 3,641 employees, compared to 3,466 employees as of December 31, 2017 and 3,583 as of September 30, 2018.
Unit Repurchases
During the fourth quarter and full year of 2018, we purchased 6.4 million and 9.3 million AB Holding Units for $184.8 million and $268.0 million, respectively (on a trade date basis). These amounts reflect open-market purchases of 3.7 million and 6.5 million AB Holding Units for $102.3 million and $183.2 million, respectively, with the remainder relating to purchases of AB Holding Units from employees to allow them to fulfill statutory tax withholding requirements at the time of delivery of long-term incentive compensation awards. Purchases of AB Holding Units reflected on the consolidated statements of cash flows are net of AB Holding Units purchased by employees as part of a distribution reinvestment election.
Fourth Quarter 2018 Earnings Conference Call Information
Management will review Fourth Quarter 2018 financial and operating results during a conference call beginning at 8:00 a.m. (ET) on Wednesday, February 13, 2019. The conference call will be hosted by Seth P. Bernstein, President and Chief Executive Officer, and John C. Weisenseel, Chief Financial Officer.
Parties may access the conference call by either webcast or telephone:
1. To listen by webcast, please visit AB’s Investor Relations website at http://alliancebernstein.com/investorrelations at least 15 minutes prior to the call to download and install any necessary audio software.
2. To listen by telephone, please dial (866) 556-2265 in the U.S. or (973) 935-8521 outside the U.S. 10 minutes before the scheduled start time. The conference ID# is 6369159.
The presentation management will review during the conference call will be available on AB’s Investor Relations website shortly after the release of Fourth Quarter 2018 financial and operating results on February 13, 2019.
AB will be providing live updates via Twitter during the conference call. To access the tweets, follow AB on Twitter: @AB_insights. Also, in the future, AB may provide public disclosures to investors via Twitter and other appropriate internet-based social media.
A replay of the webcast will be made available beginning approximately one hour after the conclusion of the conference call and will be available on AB’s website for one week. An audio replay of the conference call will also be available for one week. To access the audio replay, please call (855) 859-2056 in the US, or (404) 537-3406 outside the US, and provide the conference ID #: 6369159.
Availability of 2018 Form 10-K
Unitholders may obtain a copy of our Form 10-K for the year ended December 31, 2018 in either electronic format or hard copy on www.alliancebernstein.com:

•
Download Electronic Copy: Unitholders can download an electronic version of the report by visiting the “Investor & Media Relations” page of our website at www.alliancebernstein.com/investorrelations and clicking on the “Reports & SEC Filings” section.

•
Order Hard Copy Electronically or by Phone: Unitholders may also order a hard copy of the report, which is expected to be available for mailing in approximately eight weeks, free of charge. Unitholders with internet access can follow the above instructions to order a hard copy electronically. Unitholders without internet access, or who would prefer to order by phone, can call 212-969-2416.

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Cautions Regarding Forward-Looking Statements
Certain statements provided by management in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. The most significant of these factors include, but are not limited to, the following: the performance of financial markets, the investment performance of sponsored investment products and separately-managed accounts, general economic conditions, industry trends, future acquisitions, competitive conditions, and current and proposed government regulations, including changes in tax regulations and rates and the manner in which the earnings of publicly-traded partnerships are taxed. AB cautions readers to carefully consider such factors. Further, such forward-looking statements speak only as of the date on which such statements are made; AB undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements. For further information regarding these forward-looking statements and the factors that could cause actual results to differ, see “Risk Factors” and “Cautions Regarding Forward-Looking Statements” in AB’s Form 10-K for the year ended December 31, 2018. Any or all of the forward-looking statements made in this news release, Form 10-K, other documents AB files with or furnishes to the SEC, and any other public statements issued by AB, may turn out to be wrong. It is important to remember that other factors besides those listed in “Risk Factors” and “Cautions Regarding Forward-Looking Statements”, and those listed below, could also adversely affect AB’s financial condition, results of operations and business prospects.
The forward-looking statements referred to in the preceding paragraph include statements regarding:

•
The pipeline of new institutional mandates not yet funded: Before they are funded, institutional mandates do not represent legally binding commitments to fund and, accordingly, the possibility exists that not all mandates will be funded in the amounts and at the times currently anticipated.

•
The possibility that AB will engage in open market purchases of AB Holding Units to help fund anticipated obligations under our incentive compensation award program: The number of AB Holding Units AB may decide to buy in future periods, if any, to help fund incentive compensation awards is dependent upon various factors, some of which are beyond our control, including the fluctuation in the price of a Holding Unit and the availability of cash to make these purchases.

Qualified Tax Notice
This announcement is intended to be a qualified notice under Treasury Regulation §1.1446-4(b). Please note that 100% of AB Holding’s distributions to foreign investors is attributable to income that is effectively connected with a United States trade or business. Accordingly, AB Holding’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable tax rate, 37% effective January 1, 2018.
About AllianceBernstein
AllianceBernstein is a leading global investment management firm that offers high-quality research and diversified investment services to institutional investors, individuals and private wealth clients in major world markets.
As of December 31, 2018, including both the general partnership and limited partnership interests in AllianceBernstein, AllianceBernstein Holding owned approximately 35.6% of AllianceBernstein and AXA Equitable Holdings ("EQH"), directly and through various subsidiaries, owned an approximate 65.2% economic interest in AllianceBernstein.
Additional information about AllianceBernstein may be found on our website, www.alliancebernstein.com.

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AB (The Operating Partnership)
US GAAP Consolidated Statement of Income (Unaudited)
(US $ Thousands)	4Q 2018	4Q 2017	4Q 2018 vs. 4Q 2017 % Change

GAAP revenues:
Base fees	$544,484	$559,311	(2.7%)
Performance fees	35,440	69,433	(49.0%)
Bernstein research services	115,240	119,322	(3.4%)
Distribution revenues	100,952	109,319	(7.7%)
Dividends and interest	26,875	20,139	33.4%
Investments gains (losses)	(24,207)	23,981	(200.9%)
Other revenues	22,128	25,603	(13.6%)
Total revenues	820,912	927,108	(11.5%)
Less: interest expense	16,252	7,967	104.0%
Total net revenues	804,660	919,141	(12.5%)

GAAP operating expenses:
Employee compensation and benefits	319,297	334,082	(4.4%)
Promotion and servicing
Distribution-related payments	104,359	110,517	(5.6%)
Amortization of deferred sales commissions	3,981	6,871	(42.1%)
Trade execution, marketing, T&E and other	58,535	57,281	2.2%
General and administrative
General & administrative	111,401	121,094	(8.0%)
Real estate charges (credits)	670	(2,732)	n/m
Contingent payment arrangements	(2,376)	52	n/m
Interest on borrowings	2,407	1,966	22.4%
Amortization of intangible assets	7,027	6,975	0.7%
Total operating expenses	605,301	636,106	(4.8%)

Operating income	199,359	283,035	(29.6%)

Income taxes	13,033	28,241	(53.9%)

Net income	186,326	254,794	(26.9%)

Net income (loss) of consolidated entities attributable to non-controlling interests	(1,727)	8,384	(120.6%)

Net income attributable to AB Unitholders	$188,053	$246,410	(23.7%)

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AB Holding L.P. (The Publicly-Traded Partnership)
SUMMARY STATEMENTS OF INCOME

(US $ Thousands)	4Q 2018	4Q 2017	4Q 2018 vs. 4Q 2017 % Change

Equity in Net Income Attributable to AB Unitholders	$66,759	$85,725	(22.1%)
Income Taxes	6,879	7,132	(3.5%)
Net Income	59,879	78,593	(23.8%)

Additional Equity in Earnings of Operating Partnership (1)	71	209	(66.0%)
Net Income - Diluted	$59,951	$78,802	(23.9%)
Diluted Net Income per Unit	$0.63	$0.84	(25.0%)
Distribution per Unit	$0.64	$0.84	(23.8%)

(1) To reflect higher ownership in the Operating Partnership resulting from application of the treasury stock method to outstanding options.

Units Outstanding	4Q 2018	4Q 2017	4Q 2018 vs. 4Q 2017 % Change
AB L.P.
Period-end	268,850,276	268,659,333	0.1%
Weighted average - basic	267,611,568	265,486,340	0.8%
Weighted average - diluted	267,771,111	265,837,495	0.7%
AB Holding L.P.
Period-end	96,658,278	96,461,989	0.2%
Weighted average - basic	95,418,778	93,288,657	2.3%
Weighted average - diluted	95,578,321	93,639,812	2.1%

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AB (The Operating Partnership)
US GAAP Consolidated Statement of Income (Unaudited)

(US $ Thousands)	2018	2017	2018 vs. 2017 % Change

GAAP revenues
Base fees	$2,244,068	$2,106,525	6.5%
Performance fees	118,143	94,780	24.6%
Bernstein research services	439,432	449,919	(2.3)%
Distribution revenues	418,562	412,063	1.6%
Dividends and interest	98,226	71,162	38.0%
Investments gains (losses)	2,653	92,102	(97.1)%
Other revenues	98,676	97,135	1.6%
Total revenues	3,419,760	3,323,686	2.9%
Less: interest expense	52,399	25,165	108.2%
Total net revenues	3,367,361	3,298,521	2.1%

GAAP operating expenses:
Employee compensation and benefits	1,378,811	1,313,469	5.0%
Promotion and servicing
Distribution-related payments	427,186	411,467	3.8%
Amortization of deferred sales commissions	21,343	31,886	(33.1)%
Trade execution, marketing, T&E and other	222,630	213,275	4.4%
General and administrative
General & administrative	448,996	481,488	(6.7)%
Real estate charges	7,160	36,669	(80.5)%
Contingent payment arrangements	(2,219)	267	n/m
Interest on borrowings	10,359	8,194	26.4%
Amortization of intangible assets	27,781	27,896	(0.4)%
Total operating expenses	2,542,047	2,524,611	0.7%

Operating income	825,314	773,910	6.6%

Income taxes	45,816	53,110	(13.7)%

Net income	779,498	720,800	8.1%

Net income of consolidated entities attributable to non-controlling interests	21,910	58,397	(62.5)%

Net income attributable to AB Unitholders	$757,588	$662,403	14.4%

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AB Holding L.P. (The Publicly-Traded Partnership)
SUMMARY STATEMENTS OF INCOME

	2018	2017	2018 vs. 2017 % Change
Equity in Net Income Attributable to AB Unitholders	$270,647	$232,393	16.5%
Income Taxes	28,250	24,971	13.1%
Net Income	242,397	207,422	16.9%

Additional Equity in Earnings of Operating Partnership (1)	447	680	(34.3)%
Net Income - Diluted	$242,844	$208,102	16.7%
Diluted Net Income per Unit	$2.50	$2.19	14.2%
Distribution per Unit	$2.68	$2.30	16.5%
(1) To reflect higher ownership in the Operating Partnership resulting from application of the treasury stock method to outstanding options.

Units Outstanding	2018	2017	2018 vs. 2017 % Change
AB L.P.
Period-end	268,850,276	268,659,333	0.1%
Weighted average - basic	269,235,699	266,955,340	0.9%
Weighted average - diluted	269,486,879	267,384,983	0.8%
AB Holding L.P.
Period-end	96,658,278	96,461,989	0.2%
Weighted average - basic	97,040,797	94,733,041	2.4%
Weighted average - diluted	97,291,977	95,162,684	2.2%

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AllianceBernstein L.P.
ASSETS UNDER MANAGEMENT | December 31, 2018
($ billions)
Ending and Average	Three Months Ended
	12/31/18	9/30/18
Ending Assets Under Management	$516.4	$550.4
Average Assets Under Management	$532.5	$546.9

Three-Month Changes By Distribution Channel
	Institutions	Retail	Private Wealth Management	Total
Beginning of Period	$257.0	$196.3	$97.1	$550.4
Sales/New accounts	3.6	15.0	2.6	21.2
Redemption/Terminations	(4.1)	(12.2)	(3.4)	(19.7)
Net Cash Flows	1.5	(2.1)	(0.1)	(0.7)
Net Flows	1.0	0.7	(0.9)	0.8
Transfers	(0.1)	0.2	(0.1)	—
Investment Performance	(11.6)	(16.4)	(6.8)	(34.8)
End of Period	$246.3	$180.8	$89.3	$516.4

Three-Month Changes By Investment Service
	Equity Active	Equity Passive (1)	Fixed Income Taxable	Fixed Income Tax-Exempt	Fixed Income Passive (1)	Other (2)	Total
Beginning of Period	$155.9	$56.0	$224.8	$42.0	$9.9	$61.8	$550.4
Sales/New accounts	8.4	3.0	6.6	1.7	0.1	1.4	21.2
Redemption/Terminations	(5.8)	(0.2)	(10.5)	(2.2)	(0.3)	(0.7)	(19.7)
Net Cash Flows	(1.0)	(0.5)	0.5	(0.3)	(0.2)	0.8	(0.7)
Net Flows	1.6	2.3	(3.4)	(0.8)	(0.4)	1.5	0.8
Investment Performance	(21.3)	(8.1)	(1.7)	0.5	(0.1)	(4.1)	(34.8)
End of Period	$136.2	$50.2	$219.7	$41.7	$9.4	$59.2	$516.4

Three-Month Net Flows By Investment Service (Active versus Passive)
	Actively Managed	Passively Managed (1)	Total
Equity	$1.6	$2.3	$3.9
Fixed Income	(4.2)	(0.4)	(4.6)
Other (2)	1.4	0.1	1.5
Total	$(1.2)	$2.0	$0.8

(1) Includes index and enhanced index services.
(2) Includes certain multi-asset solutions and services and certain alternative investments.

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AllianceBernstein L.P.
ASSETS UNDER MANAGEMENT | December 31, 2018
($ billions)
Ending and Average	Twelve Months Ended
	12/31/18	12/31/17
Ending Assets Under Management	$516.4	$554.5
Average Assets Under Management	$544.2	$518.0

Twelve-Month Changes By Distribution Channel
	Institutions	Retail	Private Wealth Management	Total
Beginning of Period	$269.3	$192.9	$92.3	$554.5
Sales/New accounts	26.1	54.2	13.5	93.8
Redemption/Terminations	(30.1)	(46.5)	(11.0)	(87.6)
Net Cash Flows	(6.0)	(7.7)	(0.6)	(14.3)
Net Flows	(10.0)	—	1.9	(8.1)
Transfers	0.2	0.2	(0.4)	—
Investment Performance	(13.2)	(12.3)	(4.5)	(30.0)
End of Period	$246.3	$180.8	$89.3	$516.4

Twelve-Month Changes By Investment Service
	Equity Active	Equity Passive (1)	Fixed Income Taxable	Fixed Income Tax-Exempt	Fixed Income Passive (1)	Other (2)	Total
Beginning of Period	$139.4	$54.3	$247.9	$40.4	$9.9	$62.6	$554.5
Sales/New accounts	36.7	4.0	27.6	7.9	0.1	17.5	93.8
Redemption/Terminations	(22.2)	(0.6)	(40.8)	(6.7)	(0.6)	(16.7)	(87.6)
Net Cash Flows	(3.7)	(3.6)	(6.2)	(0.4)	0.2	(0.6)	(14.3)
Net Flows	10.8	(0.2)	(19.4)	0.8	(0.3)	0.2	(8.1)
Investment Performance	(14.0)	(3.9)	(8.8)	0.5	(0.2)	(3.6)	(30.0)
End of Period	$136.2	$50.2	$219.7	$41.7	$9.4	$59.2	$516.4

Twelve-Month Net Flows By Investment Service (Active versus Passive)
	Actively Managed	Passively Managed (1)	Total
Equity	$10.8	$(0.2)	$10.6
Fixed Income	(18.6)	(0.3)	$(18.9)
Other (2)	(0.1)	0.3	$0.2
Total	$(7.9)	$(0.2)	$(8.1)

(1) Includes index and enhanced index services.
(2) Includes certain multi-asset solutions and services and certain alternative investments.

By Client Domicile
	Institutions	Retail	Private Wealth	Total
U.S. Clients	$149.1	$102.7	$87.5	$339.3
Non-U.S. Clients	97.2	78.1	1.8	177.1
Total	$246.3	$180.8	$89.3	$516.4

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AB L.P.
RECONCILIATION OF GAAP FINANCIAL RESULTS TO ADJUSTED FINANCIAL RESULTS
	Three Months Ended					Twelve Months Ended
US $ Thousands, unaudited	12/31/2018	9/30/2018	6/30/2018	3/31/2018	12/31/2017	2018	2017

Net Revenues, GAAP basis	$804,660	$850,176	$844,738	$867,787	$919,141	$3,367,361	$3,298,521
Exclude:
Impact of adoption of revenue recognition standard ASC 606	—	—	—	77,844	—	77,844	—
Distribution-related payments	(104,359)	(106,372)	(106,301)	(110,154)	(110,517)	(427,186)	(411,467)
Amortization of deferred sales commissions	(3,981)	(4,651)	(6,113)	(6,598)	(6,871)	(21,343)	(31,886)
Pass-through fees & expenses	(9,039)	(10,084)	(10,487)	(10,609)	(10,664)	(40,219)	(40,531)
Impact of consolidated company-sponsored investment funds	931	(1,543)	(1,494)	(36,037)	(16,032)	(38,142)	(87,255)
Long-term incentive compensation-related investment losses (gains)	7,104	(1,253)	(542)	209	(977)	5,520	(7,937)
Long-term incentive compensation-related dividends and interest	(1,631)	(130)	(156)	(93)	(1,515)	(2,011)	(1,954)
Loss (gain) on sale of software technology	2,733	1,000	—	—	—	3,733	(4,592)
Other	—	—	47	—	—	47	—
Adjusted Net Revenues	$696,418	$727,143	$719,692	$782,349	$772,565	$2,925,604	$2,712,899

Operating Income, GAAP basis	$199,359	$213,819	$189,464	$222,671	$283,035	$825,314	$773,910
Exclude:
Impact of adoption of revenue recognition standard ASC 606	—	—	—	35,156	—	35,156	—
Real estate charges (credits)	670	(155)	6,909	(264)	(2,732)	7,160	36,669
Long-term incentive compensation-related items	243	1,820	585	417	(103)	3,064	709
Loss (gain) on sale of software technology	2,733	1,000	—	—	—	3,733	(4,592)
Acquisition-related expenses	1,924	—	—	—	—	1,924	2,012
Contingent payment arrangements	(2,429)	—	—	—	—	(2,429)	(193)
Other	—	—	47	—	—	47	—
Sub-total of non-GAAP adjustments	3,141	2,665	7,541	35,309	(2,835)	48,655	34,605
Less: Net (loss) income of consolidated entities attributable to non-controlling interests	(1,727)	726	261	22,650	8,384	21,910	58,397
Adjusted Operating Income	$204,227	$215,758	$196,744	$235,330	$271,816	$852,059	$750,118

Operating Margin, GAAP basis excl. non-controlling interests	25.0%	25.1%	22.4%	23.0%	29.9%	23.9%	21.7%

Adjusted Operating Margin	29.3%	29.7%	27.3%	30.1%	35.2%	29.1%	27.7%

AB Holding L.P.
RECONCILIATION OF GAAP EPU TO ADJUSTED EPU
	Three Months Ended					Twelve Months Ended
$ Thousands except per Unit amounts, unaudited	12/31/2018	9/30/2018	6/30/2018	3/31/2018	12/31/2017	2018	2017
Net Income - Diluted, GAAP basis	$59,951	$66,017	$58,572	$58,305	$78,802	$242,844	$208,102
Impact on net income of AB non-GAAP adjustments	1,000	919	2,609	12,271	(599)	16,856	10,877
Adjusted Net Income - Diluted	$60,951	$66,936	$61,181	$70,576	$78,203	$259,700	$218,979

Diluted Net Income per Holding Unit, GAAP basis	$0.63	$0.68	$0.59	$0.60	$0.84	$2.50	$2.19
Impact of AB non-GAAP adjustments	0.01	0.01	0.03	0.13	—	0.17	0.11
Adjusted Diluted Net Income per Holding Unit	$0.64	$0.69	$0.62	$0.73	$0.84	$2.67	$2.30

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AB
Notes to Consolidated Statements of Income and Supplemental Information
(Unaudited)

Adjusted Net Revenues
Adjusted net revenues offset distribution-related payments to third parties as well as amortization of deferred sales commissions against distribution revenues. We believe offsetting net revenues by distribution-related payments is useful for our investors and other users of our financial statements because such presentation appropriately reflects the nature of these costs as pass-through payments to third parties who perform functions on behalf of our sponsored mutual funds and/or shareholders of these funds. We offset amortization of deferred sales commissions against net revenues because such costs, over time, essentially offset our distribution revenues. We also exclude additional pass-through expenses we incur (primarily through our transfer agency) that are reimbursed and recorded as fees in revenues. These fees do not affect operating income, but they do affect our operating margin. As such, we exclude these fees from adjusted net revenues.

We adjust for the revenue impact of consolidating company-sponsored investment funds by eliminating the consolidated company-sponsored investment funds' revenues and including AB's fees from such consolidated company-sponsored investment funds and AB's investment gains and losses on its investments in such consolidated company-sponsored investment funds that were eliminated in consolidation.

Adjusted net revenues exclude investment gains and losses and dividends and interest on employee long-term incentive compensation-related investments.

On January 1, 2018, we recorded a cumulative effect adjustment, net of tax, of $35.0 million to partners’ capital in the consolidated statement of financial condition. This amount represents carried interest distributions of $77.9 million previously received, net of revenue sharing payments to investment team members of $42.7 million, with respect to which it is probable that significant reversal will not occur. These amounts were included in adjusted net revenues and adjusted operating income in the first quarter of 2018.

Lastly, during 2017 we excluded a realized gain of $4.6 million on the exchange of software technology for an ownership stake in a third party provider of financial market data and trading tools. During 2018, we decreased our valuation of this investment by $3.7 million.

Adjusted Operating Income
Adjusted operating income represents operating income on a US GAAP basis excluding (1) real estate charges (credits), (2) acquisition-related expenses, (3) the impact on net revenues and compensation expense of the investment gains and losses (as well as the dividends and interest) associated with employee long-term incentive compensation-related investments, (4) the impact of consolidated company-sponsored investment funds, (5) the loss (gain) on software technology investment, (6) adjustments to contingent payment arrangements, and (7) the revenues and expenses associated with the implementation of ASC 606 discussed above.

Real estate charges (credits) have been excluded because they are not considered part of our core operating results when comparing financial results from period to period and to industry peers.

Acquisition-related expenses have been excluded because they are not considered part of our core operating results when comparing financial results from period to period and to industry peers.

Prior to 2009, a significant portion of employee compensation was in the form of long-term incentive compensation awards that were notionally invested in AB investment services and generally vested over a period of four years. AB economically hedged the exposure to market movements by purchasing and holding these investments on its balance sheet. All such investments had vested as of year-end 2012 and the investments have been delivered to the participants, except for those investments with respect to which the participant elected a long-term deferral. Fluctuation in the value of these investments is recorded within investment gains and losses on the income statement and also impacts compensation expense. Management believes it is useful to reflect the offset achieved from economically hedging the market exposure of these investments in the calculation of adjusted operating

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income and adjusted operating margin. The non-GAAP measures exclude gains and losses and dividends and interest on employee longterm incentive compensation-related investments included in revenues and compensation expense.

We adjusted for the operating income impact of consolidating certain company-sponsored investment funds by eliminating the consolidated company-sponsored funds' revenues and expenses and including AB's revenues and expenses that were eliminated in consolidation. We also excluded the limited partner interests we do not own.

Gains and losses on the software technology investment have been excluded due to its non-recurring nature and because it is not part of our core operating results.

The recording of changes in estimates of contingent consideration payable with respect to contingent payment arrangements associated with our acquisitions are not considered part of our core operating results and, accordingly, have been excluded.

Adjusted Operating Margin
Adjusted operating margin allows us to monitor our financial performance and efficiency from period to period without the volatility noted above in our discussion of adjusted operating income and to compare our performance to industry peers on a basis that better reflects our performance in our core business. Adjusted operating margin is derived by dividing adjusted operating income by adjusted net revenues.

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